QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

Your reference:
Our reference:

[Date]

[Name]
[Practice]
[Location]

Dear [Name],

I am pleased to offer you a position as [Job Title] with Watson Wyatt Limited ("the Company") within our [Practice]. Please note that this offer is conditional on the completion of the proposed acquisition of the business of Watson Wyatt LLP.

This letter (including Appendices 1 & 2) forms your contract of employment.

Your start date for the purposes of your continuous service with the Company will be the day after the acquisition of the business of Watson Wyatt LLP is completed, currently expected to be approximately 30 June 2005 (the "Commencement Date").

Band and Location

Your job title will be Consulting Actuary and you will be employed at Band 6 level. You will be based in our [location] office ([Address]) although the Company will require you to travel to other locations within the United Kingdom and overseas as reasonably required in the performance of your duties. You may also have the opportunity to be seconded for a period to another location in the UK or overseas.

Mobility

The Company may ask you to change your place of work according to business needs. The Company will endeavour to give you reasonable notice of any relocation, and you may be given financial assistance in accordance with the Company's policy on relocation subject to the rules in place from time to time.

Hours of work

Your normal working hours will be Monday to Friday 9.00 am to 5.00 pm, with one hour for lunch, although work demands may make it necessary for you to work outside of these hours. Your hours of work will be a minimum of 35 hours per week.

Base Salary

Your base salary will be £[Salary] a year, paid monthly in arrears in 12 equal instalments, by credit transfer to your bank account, subject to income tax and National Insurance deductions. Salaries are normally paid on the 25th of each month and reviewed annually each October. Your salary will next be reviewed in October 2006.

Performance Bonus

In addition to your base salary, you will be entitled to be considered for the Company's performance related bonus scheme, subject to the rules in force from time to time, under which you may qualify for a bonus. Your target bonus is 50% of your base salary. This bonus will be made up of two elements; 75% of your actual bonus will be paid in cash and 25% will be deferred as restricted stock units.

The bonuses payable under this scheme are discretionary and are payable annually (usually in September). They relate to service over the Company's financial year, which ended on the previous 30 June, and reflect your personal performance in that year and the Company's overall financial performance. Pro-rata payments are made for an initial period of service of less than one year or in cases of extended periods of absence during any year. A current condition of eligibility for the bonus is that you are still in the Company's service on the date the bonus is actually paid, regardless of the circumstances of the termination of your employment and the exact date of payment of bonuses for that year.

The Company reserves the right to amend or terminate its bonus provisions at any time with or without replacement.

Stock Ownership

All associates are encouraged to share in the long-term success of Watson Wyatt Worldwide and to accumulate equity over time. The current stock ownership guideline for your Band level is 125% of total compensation (base salary plus target bonus). More information regarding stock ownership guidelines and opportunities will be provided to you at a later date.

Notice Period

Subject to earlier termination in accordance with the terms of this Agreement, either the Company or you may terminate this Agreement by giving not less than six months' written notice.

Instead of requiring you to work during your notice period, the Company may, at its discretion give you payment of base salary and other contractual benefits for all or part of your unexpired notice period, less such deductions as are required by law. There should be no expectation on your part that you will receive such a payment and for the avoidance of doubt this paragraph does not prevent the Company from terminating your employment in breach of its terms.

At the Company's discretion, you may be placed on "gardening leave" for part or all of your notice period. During this period you will remain an employee of the Company, you will not be required to undertake all or part of your duties, but may be asked to undertake special projects commensurate with your seniority and experience and/or may be asked to remain away from all or some of the Company's premises. You will continue to receive your base salary and other contractual entitlements and you will be bound by all terms of your employment. You will not be able to work directly or indirectly for any person, have any contact with any client of the Company or, for business purposes, any employee of the client without the prior written agreement of the Company.

Termination without Notice

The Company may terminate the Employment without notice, or pay in lieu of notice, if at any time you:

(a)
commit any grave breach or persistent breach of your employment contract;

(b)
are guilty of any conduct likely to have a serious adverse effect on the Company or any Associated Company;

(c)
for any reason whatsoever wilfully neglect or refuse or omit to perform or through your own default or neglect become incapable of performing all or any of your duties obligations or responsibilities under your contract of employment; or

(d)
are convicted of any criminal offence involving dishonesty or any other criminal offence in respect of which a term of imprisonment is imposed (provided that you shall be re-instated after any such termination in the event that the conviction is quashed on appeal).

This list is illustrative rather than exhaustive and further examples of gross misconduct are listed in the Disciplinary policy.

Retirement

Notwithstanding any other provision of this Agreement, your employment will automatically cease on your 60th birthday without any notice being given.

Holidays

Your annual paid holiday entitlement will be 30 working days. In addition to your holiday entitlement you will be entitled to take all public and statutory holidays that fall on your normal working days.

The Company's holiday year runs from 1 October to 30 September. On 30 September each year you may carry up to 5 days unused holiday into the following holiday year for use by 31 December. Any unused carry-over days are lost after this time. In exceptional circumstances the carry-over rules may be waived and extra holiday carried forward. In these circumstances any extra carry-over will not be paid on leaving the Company.

Your entitlement accrues pro rata throughout each year. On the Commencement Date your existing holiday balance with Watson Wyatt LLP will transfer to your new employment. Holidays must be taken at times agreed in advance with the Company, and the Company may require one day of your holiday entitlement per holiday year to be linked to the Christmas or New Year period.

Maximum Salary for Benefits

The maximum annual base salary that the Company takes into account for the purpose of calculating any Final Salary pension, life assurance and long term sickness absence benefits (the "Maximum Salary") is currently £88,000 (from 1 May 2004) and the Company reserves the right to change this sum from time to time. If your base salary exceeds the Maximum Salary, only the Maximum Salary, not your base salary, will be used to calculate any Final Salary pension, life assurance and long term sickness absence benefit. References to base salary in relation to these benefits in the remainder of this contract should be read subject to these provisions on Maximum Salary.

Benefits Allowance

You will be paid a non-pensionable benefits allowance of 27% of your base salary for you to purchase benefits either privately or from those offered by the Company's flexible benefits package and this is inclusive of your 12% car allowance. This will be paid monthly in the same way as your base salary. You are required to use your car allowance or otherwise ensure you have a fully maintained and insured car available for business travel where public transport is not feasible.

Pension

It is the Company's intention to offer a self funded Money Purchase pension scheme for you to join subject to the terms of such scheme. Further details will be provided in due course.

Life Cover

The Company will put in place a policy of insurance which provides life cover equal to double the Maximum Salary. Such insurance will be subject to the rules of the policy in force from time to time.

Sickness

You will be eligible to receive Statutory Sick Pay, provided you have complied with the Company's arrangements for notification of sickness absence, set out on Insite Europe.

In addition, the Company may provide discretionary sickness payments which vary according to your length of service. Regardless of the fact that your continuous service date is the Commencement Date, you will receive sickness benefits as if you had completed 5 years' service with the Company. For more serious long-term sickness, you may be eligible for long term sickness absence benefit. Full details of the above are set out on Insite Europe.

Health Screening

You are eligible to have a regular health check, once every other year if you are under age 40 and annually if you are over age 40. This is provided at no cost to you, and full details are available on Insite Europe. The Company reserves the right to request you to have a medical examination by a doctor of the Company's choice at any stage during your employment, whether or not you are unable to perform your duties as a result of ill health or injury.

Data Protection

The Company processes employee information which is held for the purposes of operations, management, security or administration of the Company and for the purpose of complying with applicable laws, regulations and procedures (the "Agreed Purposes"). Processing includes obtaining, holding, editing, destroying and disclosing employee information to third parties (for example insurers, pension scheme trustees, banks and other employers following a business transfer or merger) and may include the transfer of employee information outside of the European Union, in particular to the United States for the Agreed Purposes. You agree to provide your employee information to the Company and consent to the processing of employee information for the Agreed Purposes.

If your circumstances change at any time you should inform the HR Department as soon as possible in order to ensure that all information remains accurate.

Code of Conduct

You will be expected to read and acknowledge the Watson Wyatt Worldwide Code of Conduct, which can be found on Insite.

Disciplinary and Grievance Procedures

The Company's disciplinary and grievance procedures are set out on the HR pages of Insite Europe.

Expenses Policy

You are entitled to reimbursement of reasonable expenses incurred in the performance of your duties, which must be submitted via the Company's expense system and accompanied by receipts or supporting documents. Full details are set out on Insite Europe.

Deductions

If you are in breach of the terms of this contract, the Company may withhold the payment of any money owing or due to be paid to you. The Company reserves the right to withhold or deduct any money owing or due to be paid to it by you, from any money owing or due to be paid to you.

Restrictive Covenants, Confidentiality, Exclusivity of Services and Intellectual Property

You agree to be bound by the provisions of Appendix 1.

Electronic Communications Policy

We would like to draw your attention to the Company's policy on internet and email usage, please see Insite Europe for further information.

Third Parties

This Agreement is entered into by the Company for itself and in trust for each Associated Company with the intention that each company will be entitled to enforce the terms of this Agreement directly against you.

The Contracts (Rights of Third Parties) Act 1999 will not create any rights in favour of you in relation to the benefits granted now or at any time in connection with your employment.

Governing Law and Jurisdiction

This Agreement will be construed in accordance with English law and you and the Company irrevocably submit to the exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with this Agreement.

Associated Companies

The references to Associated Company means any company which is: a holding company (as defined by s736 Companies Act 1985) of the Company; a subsidiary (as defined by s736 Companies Act 1985) or a subsidiary undertaking (as defined by s258 Companies Act 1985) of the Company or of any holding company of the Company; or a company over which the Company or any holding company of the Company has control within the meaning of s416 Income and Corporation Taxes Act 1988.

Next Steps

Please sign and return the duplicate copy of this letter to indicate your acceptance of our offer contained in this letter (including the Appendices) and the contractual extracts of Insite Europe. Please note that this offer of employment is conditional upon the completion of the acquisition of the business of Watson Wyatt LLP by the Company and this contract will only become binding upon you and the Company on the date of such completion. If there is anything that you do not understand or agree with please feel free to call me to discuss.

Yours sincerely

Signed on behalf of Watson Wyatt Limited

Signature:

Name: John Haley

Date:

Position:

I accept the offer set out in this letter

Signature:

Date:

APPENDIX 1
Restrictive Covenants, Confidentiality, Exclusivity of Services and Intellectual Property

Restrictive Covenants

1.1
During your employment and for a period of 12 months after the termination of your employment less any period during which you are not required to attend for work pursuant to the garden leave arrangements detailed in the contract, you will not (except with prior written consent of the Company) directly or indirectly do or attempt to do any of the following:

(a)
entice, induce or encourage a Client to transfer or remove custom from the Company; or an Associated Company;

(b)
solicit or accept business from a Client for the supply of Competitive Services; or

(c)
entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company or any Associated Company for the purpose of being involved in or concerned with either the supply of Competitive Services or a business which competes with or is similar to a Relevant Business or which plans to compete with a Relevant Business, regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company or any Associated Company by so doing and regardless of whether the Relevant Business is within or outside the Territory.

1.2
For the purpose of this Paragraph 1:

(a)
"Competitive Services" means services identical or similar to or competitive with those which at any stage during the Relevant Period the Company, any Associated Company or the Predecessor Firm was supplying or negotiating or actively and directly seeking to supply to any Customer for the purpose of a Relevant Business.

(b)
"Client" means a person:

•
who is at the expiry of the Relevant Period or who was at any time during the Relevant Period a client of the Company, any Associated Company or the Predecessor Firm (whether or not services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any Associated Company was actively and directly seeking to supply goods or services, in either case for the purpose of a Relevant Business; and

•
with whom you or an Employee in a Relevant Business reporting directly to you had dealings at any time during the Relevant Period and/or for whom you were responsible and/or about whom you were in possession of confidential information, in any such case in the performance of your duties to the Company, any Associated Company or the Predecessor Firm.

(c)
"Employee" means a person who:

(i)
is employed by or who renders services to the Company or any Associated Company in a Relevant Business in a managerial or senior capacity; or

(ii)
has responsibility for clients of the Company or any Associated Company or influence over them; or

(iii)
is in possession of confidential information about the Company's or any Associated Company's business;

    and who in any such case was so employed by or worked in any capacity (including as a partner) for the Company, any Associated Company and/or the Predecessor Firm and so rendered services during the Relevant Period and who:

    •
    had dealings with you during the Relevant Period; or

    •
    about whom at the end of the Relevant Period you had confidential or sensitive information by virtue of your duties.

  (d)
  "Predecessor Firm" means the firm of Watson Wyatt LLP together with any subsidiary companies of Watson Wyatt LLP whose business was transferred to the Company.

  (e)
  "Relevant Business" means any business of the Company, any Associated Company or the Predecessor Firm in which, pursuant to your duties, you were materially involved at any time during the Relevant Period.

  (f)
  "Relevant Period" means:

  (i)
  in relation to the provisions of this Appendix which apply during the course of your employment the period you worked, in whatever capacity (including as a partner), for the Predecessor Firm; and

  (ii)
  in relation to the provisions of this Appendix which apply following the end of your employment, the period of twelve months ending on the effective date of termination of your employment under this Agreement, which shall include any period worked by you in any capacity (including as a partner) in the Predecessor Firm during that twelve month period.

1.3
Each Sub-paragraph and part of such Sub-paragraph of this Paragraph 1 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

1.4
You acknowledge that each of the restrictions in this Paragraph 1 goes no further than is necessary for the protection of the Company's and each Associated Company's legitimate business interests.

1.5
Before accepting any offer of employment either during the Appointment or during the continuance of the restrictions in this Paragraph 1, you will immediately provide to the person making such offer a complete signed copy of this Agreement.

Confidentiality

No associate of the Company, either during or subsequent to any employment, may at any time disclose or make available to any person, or company (except as required by the Company) confidential information relating to current or prospective business or to intellectual property, developed, used or possessed by the Company, or any of the companies associated with the Company. This includes but is not limited to information relating to:

  •
  any of the systems, computer programs, software, confidential information, trade secrets, methods of doing business

  •
  marketing strategy, business development and plans, sales reports and research results

  •
  business methods and processes, technical information and know-how relating to the Company's business and which is not available to the public generally, including inventions, designs, programs, techniques, database systems, formulae and ideas

  •
  business contacts, lists of customers and suppliers and details of contracts with them and information on employees and the terms of their employment

  •
  budgets, management accounts and other financial reports

  •
  information of a confidential or sensitive nature or containing secret or unpublished information relating to clients or prospective clients of the Company and their business planning, strategy, pricing, budgets, and accounts, and any unpublished price sensitive information relating to such clients or prospective clients shares or securities provided from whatever source to the Company as part of its work or prospective work for such clients

  •
  any document marked "confidential".

Associates are prohibited from disclosing to any other person any matters relating to the work of the Company, or to any of its clients, without the permission of the Company.

Unauthorised access to confidential information is prohibited and failure to comply with this requirement may amount to gross misconduct.

These restrictions will not apply after employment has terminated to information which has become available to the public generally, otherwise than through unauthorised disclosure.

Exclusivity of Services

Associates are required to devote their full time attention and abilities to their job duties while engaged in working for the Company and to use their best endeavours to promote its interests.

No associate may at any time undertake to do work connected with his or her employment or the general activities of the Company on their own behalf or on behalf of any other person or company without prior approval in writing.

No associate may, without the prior written consent of the Company (such consent not to be unreasonably withheld), be in any way directly or indirectly engaged, concerned or interested in any other business, undertaking or occupation.

Intellectual Property

Any discovery, invention, secret process or improvement in procedure discovered, invented, developed or devised by an associate during employment with the Company (and whether or not in conjunction with a third party) and in the course of the associate's duties affecting or relating to the business of the Company or capable of being used or adapted for use in it, should immediately be disclosed to the Company and, subject to such rights as the associate may have under the Patents Act 1977, will belong to the Company.

Any trade mark, design or other copyright work created by an associate during employment with the Company (and whether or not in conjunction with a third party) in connection with, affecting or relating to the business of the Company or capable of being used or adapted for use in it must immediately be disclosed to the Company and will belong to the Company. Associates agree not infringe any rights in such works and will notify the Company immediately of any circumstances where such rights may have been infringed.

Associates will, at the Company's expense and upon request (whether during or after the termination of employment), execute such documents as may be necessary to implement the provisions of this paragraph and vest all.

APPENDIX 2
Contractual Extracts from Insite Europe

The following extracts from Insite Europe (to the extent that they relate to your Band) form part of your contractual terms of employment. All other provisions of Insite Europe are non-contractual. In the event of any conflict between this letter and the provisions of Insite Europe, this letter will take precedence in respect of the contractual status of provisions of Insite Europe and in any other respect.

The information on Insite Europe may be amended at the Company's discretion from time to time to reflect changes in legislation, case law and normal working practices and you agree to be bound by those amendments. While any variation to contractual terms will be notified to you in writing, non-contractual amendments will be posted on the HR page on Insite Europe.

  •
  Car Allowance

  •
  Holiday

  •
  Confidentiality, secrecy and restrictive covenants

  •
  Directorship and other external appointments

  •
  Financial Services and Markets Act Compliance

  •
  Leaving the firm

  •
  What should I do if I want to resign?

  •
  What notice period should I give?

  •
  How will I receive my final pay?

  •
  What should I do with the firm's property?

  •
  UK office mobility

SCHEDULE 1

	Salary	27% Benefit Allowance	Total
	(£)	(£)	(£)
Chandrasekar Ramamurthy	208,223	56,220	264,443
Paul N. Thornton	228,814	61,779	290,593
Roger C. Urwin	228,614	61,725	290,339

QuickLinks

APPENDIX 1 Restrictive Covenants, Confidentiality, Exclusivity of Services and Intellectual Property
APPENDIX 2 Contractual Extracts from Insite Europe
SCHEDULE 1